Exhibit 10.2
PERMANENT EMPLOYMENT CONTRACT
[English Translation]
BETWEEN:

EMPLOYER
ACCENTURE SAS, a simplified joint stock company (Société par Actions Simplifiée) with share capital of €17,250,000, the registered office of which is at 118, avenue de France, 75013 Paris, France, listed on the Paris Companies Register under the number B 732 075 312, represented for the purposes of this agreement by Mr Christian NIBOUREL in his capacity as Chairman of ACCENTURE SAS, hereinafter referred to as the “Company” as the first party,

AND:
EMPLOYEE	Pierre Nanterme, residing in Paris, France as the second party,

ACCENTURE SAS and Pierre Nanterme shall be individually referred to hereinafter as the “Party” and jointly as the “Parties”.
“Group” means Accenture plc and any company affiliated to it.
THE FOLLOWING HAS BEEN AGREED:

1.	COMMITMENT

1.1	Pierre Nanterme was hired by the Company on 3 January 1983, in the capacity of Management Engineer.

1.2
The Parties have agreed, through this employment contract, to replace all the provisions in the contract of employment and agreements, written or verbal, entered into between Pierre Nanterme and the Company, except any Equity Grant Agreements entered into with Accenture plc which will remain applicable. The Parties understand and agree that the Company is not party to any such Equity Grant Agreements. It is agreed that the length of service acquired by Pierre Nanterme at the date of signature of the present contract shall not be affected.

1.3	This employment contract is entered into for an indefinite period with effect from July 1, 2013.

1.4
This employment contract is governed by the applicable laws and regulations in force and by the provisions of the applicable Branch Collective Agreement, namely, for informational purposes on this date, the National Collective Agreement of technical design offices, engineering consultancies, and consultancy firms (“SYNTEC”) as well as by the by-laws, the provisions of agreements and the internal policies included on the Company's policies website on the Portal for informational purposes.

1.5	Pierre Nanterme agrees to comply with all the provisions of the aforementioned laws, regulations, agreements and policies.

CN
PN

2.	ROLE, TASKS AND RESPONSIBILITIES

2.1
Pierre Nanterme shall carry out the role of Chief Executive Officer of Accenture plc, Management status. His responsibilities include, among other things, managing and driving the annual business performance of the global Accenture Group of companies, formulating and executing long-term strategies, and interacting with clients, employees, investors and other stakeholders. Pierre Nanterme is Accenture's primary decision- and policy-maker, setting the tone for the company's values, ethics and culture.

For informational purposes, Pierre Nanterme shall exercise his duties under the authority and in accordance with the framework of instructions from the Board of Directors of Accenture plc (hereinafter “the Board”) or from any other person or corporate body that the Company, acting through the Board, may designate in the future.

2.2	The tasks and responsibilities of Pierre Nanterme shall change in accordance with the Company or Group's requirements of satisfactory operation and adaptation and service contingencies.

2.3
Consequently, the tasks and responsibilities of Pierre Nanterme may, if they fall within his capacity, be adapted, supplemented or modified, occasionally or otherwise, by the Company and/or the Board, or any applicable committee thereof, by whatever means they deem appropriate.

3.	WORKING HOURS

3.1
Given the professional responsibilities entrusted to Pierre Nanterme, the importance of which involves considerable independence in the organisation of his working hours, the autonomy which he has to make his decisions and the level of his remuneration, Pierre Nanterme shall be deemed to occupy the status of “senior executive” as defined in the law on working hours.

3.2
As such, in accordance with the provisions of Article L.3111-2 of the French Employment Code, the law on working hours, including overtime, shall not apply to Pierre Nanterme. Therefore, Pierre Nanterme shall not be able, in any way, to claim the payment of any overtime.

4.	RENUMERATION

4.1	Basic salary

In his capacity as Chief Executive Officer of Accenture plc, Pierre Nanterme shall receive, as basic cash remuneration, an annual gross reference salary of EUR 865,476. The annual gross salary shall relate to the annual period of the Company's compensation year, from December 1 to November 30, beginning on December 1, 2012, and may be adjusted from time-to-time by the Company as authorised by the Board, or any applicable committee thereof.
The basic remuneration shall be paid in twelve monthly instalments, directly into the bank account of Pierre Nanterme.
It is expressly agreed that this remuneration is fixed and is independent of the time spent by Pierre Nanterme in the performance of his duties.
CN
PN

4.2     Global Annual Bonus

Pierre Nanterme will be eligible to participate in Accenture's Global Annual Bonus Program as in place and as amended from time to time. Subject to the rules of the Global Annual Bonus Program, Accenture plc determines payout targets (if applicable within the limit of thresholds and maximum payment amounts fixed by Accenture plc) at the beginning of each compensation year, and the actual payment amounts, based on individual performance as well as overall company performance, following the completion of the applicable fiscal year. The Global Annual Bonus Program targets and payouts may fluctuate from year to year, either upwards or downwards, and shall be reviewed annually. Pierre Nanterme's target Global Annual Bonus payment will be communicated to him within a three-month period following the beginning of the reference period. The annual objectives entrusted to Pierre Nanterme will be fixed unilaterally by the Board or any applicable committee thereof.
As a guide (and, in any event, the relevant Global Annual Bonus Program terms and conditions will always prevail), to be eligible for a Global Annual Bonus Program award for his performance in any given fiscal year in which the Global Annual Bonus Program is available, Pierre Nanterme must be employed by the Company or an applicable subsidiary of Accenture plc on August 31 of that fiscal year (the last day of the fiscal year for which the bonus is declared).
Global Annual Bonus Program awards will be paid out after December 1 once Pierre Nanterme's performance rating and Accenture plc's performance for the prior fiscal year, as determined by the Board or any applicable committee thereof, are known. There shall be no claim or entitlement for future payment, even if such payment has been received in several previous performance years.

5.	WELFARE SCHEMES

5.1	Pierre Nanterme shall be a member of the pension and insurance schemes in effect within the Company, i.e. on this date:

5.1.1	REUNICA Group - Agirc Pension (154 rue Anatole France 92599 Levallois Perret Cedex) and NOVALIS TAITBOUT Group - Arrco Pension (supplementary pension funds - 6 rue Bouchardon 75495 Paris Cedex 10

5.1.2	Insurance: GAN/EUROCOURTAGE

5.2	Pierre Nanterme therefore agrees to the deduction of the employee contributions related thereto as well as to any possible amendment of the schemes or the rates of contribution.

6.	LOCATION

6.1	For informational purposes, the principal and administrative location of Pierre Nanterme shall be fixed at the Company's registered office at 118 avenue de France 75013 Paris.

6.2	The Parties mutually agree that the administrative and principal location shall not constitute an essential condition of this employment contract.

Therefore, in consideration of the nature of his duties, Pierre Nanterme may be requested to transfer his principal and/or administrative location at any time to any establishment, existing on the date of signature of this employment contract, which the Company or the Group, operates or will operate on French national territory (excluding overseas territories).

CN
PN

7.	MISSIONS AND TRAVEL

7.1	As a result of his duties, Pierre Nanterme shall regularly travel to the offices of any of the companies in the Group.

7.2	The mission order in Annex A defines the terms of such travel.

7.3
In case of a mission and/or travel abroad, Pierre Nanterme must have a valid passport and obtain any visas and work permits required. The Company agrees to assist Pierre Nanterme with the necessary steps to this effect.

7.4	In addition, the tax equalisation policy in force within the Company from time to time will apply for all trips and missions abroad.

To that effect Pierre Nanterme will benefit from the assistance of the firm retained by the Company for the preparation of his French and foreign income tax returns. Access to these services is defined in the Company international mobility policies, which are accessible through the Human Resources department.

8.    REGULATIONS

As Chief Executive Officer, Pierre Nanterme will take all reasonable steps to comply with and to ensure compliance with, as they may be in effect from time-to-time, all Accenture policies (including, without limitation, policies regarding ethics and compliance, confidentiality and conflicts of interest), as well as all laws and regulations governing the management of the Group, including, without limitation, regulations of the United States Securities and Exchange Commission (“SEC”), and the New York Stock Exchange (“NYSE”), as well as other applicable U.S. and Irish corporate laws, rules and regulations, including taking the greatest care with regard to the release or disclosure of any information that could constitute a violation of such rules, and trading in securities (including those of the Company, its clients, affiliates, alliance partners or portfolio companies or any actual or potential business partner of any of these entities) only in accordance with all applicable laws.

9.	PROFESSIONAL SECRECY - COMMERCIAL CONFIDENTIALITY

9.1
Pierre Nanterme is bound, during the execution of his employment contract and after its termination, irrespective of his general obligation of discretion and commercial confidentiality, to absolute secrecy with regard to any facts which he may learn because of his role or being a part of the Company, with respect to any individual or any employee of the Company, unless it is necessary for the employee concerned to be informed of the confidential information.

9.2	Pierre Nanterme is bound by this obligation of discretion both during and after the execution of his tasks under this employment contract.

9.3
It is recognised, by express agreement between the Parties, that all information in relation to the Company or to any entity of the Group, including with regard to their activities, contracts or technical, financial or commercial policies, is and shall at all times be kept strictly confidential and is the exclusive property, depending on the case, of the Company or of any entity of the Group, regardless of whether such information is protected as industrial property or artistic property.

CN
PN

9.4
Similarly, Pierre Nanterme agrees to respect the confidentiality of all other information which he may become aware of during the execution of his employment contract, regardless of the origin of such information, whether it be from the Company or from an affiliated or associated company, from their respective clients or from other third parties.

9.5
The information referred to above includes in particular, without the following list being exhaustive, any and all deliverables created by the Company or provided to clients or to the Company, regardless of whether such deliverable is protected as industrial property or artistic property, information concerning data, “Know-how” as defined in article 16.4, “Works” as defined in article 16, trade secrets, strategic plans, marketing plans, customers or customer requests (including their names), lists of customers canvassed by the Company or the Group, price lists or pricing policy, technical information, inventions (whether or not patentable), information concerning projects or transactions, the Company's or the Group's employees, any financial information or projects, budgets, any paper or electronic document written by Pierre Nanterme or by any other person which is marked as “confidential” or any information which is said to be “confidential” or which Pierre Nanterme may reasonably consider to be regarded as such by the Company, any information given to the Company or to any entity of the Group, in confidence by customers, suppliers or any other person, and any reproductions or summaries of the aforementioned information of any kind, irrespective of the media.

9.6
In particular, he shall not, under any circumstances, disclose in any way or publish any information or share it, even verbally, with any third party, or use such information for his own account, without the prior consent of the Company in writing.

9.7
In any event, the confidentiality of information shall, at all times during the term of the contract, and after the expiry of this employment contract, for whatever reason, be observed and preserved by Pierre Nanterme.

9.8
Such obligation of non-disclosure shall survive and remain enforceable even after the expiry (by resignation, termination, mutual agreement, and/or invalidity of the employment contract) of this employment contract, without limitation of time.

9.9	All data and documents, as defined below, shall remain the property of the Company.

9.10
Pierre Nanterme shall not keep in his possession, in any manner whatsoever, any documents, studies or work and/or correspondence or any other data or copies belonging to the Company, which were given to him as part of his role, except during the time that such items are necessary for the performance of his duties.

9.11	In addition, Pierre Nanterme agrees to take any necessary measures to ensure that no unauthorised third party can access any document containing confidential information.

9.12	Any breach of this strict obligation shall be likely to constitute gross negligence which may justify immediate dismissal as well as compensation for any damage caused.

10.	EXCLUSIVITY FOR THE TERM OFTHE EMPLOYMENT CONTRACT

10.1	Pierre Nanterme agrees to devote, to the Company, to Accenture plc and to the Group, his entire working hours to the tasks entrusted to him under this employment contract.

CN
PN

10.2
Therefore, during the execution of this employment contract within the Company, Pierre Nanterme is prohibited from directly or indirectly carrying out any other professional activity, against payment or free of charge, without prior agreement of the Board or any applicable committee thereof.

10.3
In the particular case where a request for professional services is personally made directly by a client or a prospect or a competitor of the Company, or of the Group, Pierre Nanterme agrees to refuse this request himself or on behalf of any third party and to inform the Board.

11.	OBLIGATION OF LOYALTY AND TRUST

11.1
Pierre Nanterme agrees, during the term of his employment contract, not to act on behalf of a competitor and not to carry out, on his behalf or on behalf of another company, any activities that would be competing with Accenture plc, the Company or the Group. In particular, Pierre Nanterme has a duty and an obligation not to entice or attempt to entice the clients, methods, trade secrets, or know-how of Accenture plc, the Company or the Group, for his benefit or for the benefit of any third party, and to not be interested in or gain any benefit, directly or indirectly, from the clients of the Company or the Group, even if he is the subject of unsolicited requests.

11.2	Any breach of this loyalty obligation shall be likely to constitute serious misconduct.

11.3	If Pierre Nanterme receives a job offer from a client, Pierre Nanterme agrees to immediately inform the Board.

11.4
It is expressly agreed that in the event of termination of the employment contract, Pierre Nanterme shall continue to be bound by a loyalty obligation vis-à-vis Accenture plc, the Company and the Group.

12.	NON-COMPETITION, RESPECT FOR CLIENTS AND NON-POACHING

12.1
Pierre Nanterme recognises that his role as Chief Executive Officer of Accenture plc constitutes the most important position worldwide within the Group. Therefore, he has access to the broadest possible range of important documents and confidential information on the Company and Group's activities and clients, concerning the French market as well as concerning the foreign markets where the Company or the Group are established. In addition, Pierre Nanterme has especially significant contacts with the Company's and the Group's clients. In the course of his duties, Pierre Nanterme thus has access to an exceptional amount of know-how, technology, strategic plans, business practices and, in general, a very significant amount of confidential information and trade secrets concerning the Company and the Group. The use by Pierre Nanterme of such information or knowledge in the name, on behalf or for the benefit of a competitor of the Company and/or of the Group and would significantly damage the Company's and/or the Group's interests.

12.2	Consequently and given the nature of the activities of the Company and/or the Group and the highly competitive market in which they operate, Pierre Nanterme expressly acknowledges and recognises that:

12.2.1
the restriction on his professional activities upon termination of his duties resulting from the present non-competition, respect for clients and non-poaching clause only aims to safeguard the legitimate interests of the Company and/or the Group, and does not have the object, or consequence of preventing Pierre Nanterme from performing his professional activity; and

CN
PN

12.2.2	the present non-competition, respect for clients and non-poaching clause is an essential condition of employment.

12.3
In accordance with such conditions, in case of termination of this employment contract for any reason whatsoever (including following resignation, dismissal or amicable termination), Pierre Nanterme is prohibited from carrying out an activity (even unpaid):

(a) either by directly or indirectly exploiting, in France, a company which is a competitor of the Company and/or the Group, even through third parties.

(b) either as an employee, partner, corporate officer, administrator, shareholder, consultant or otherwise, in a company which is a competitor of the Company and/or the Group or to have any direct or indirect interest in any form whatsoever in a company of this type and mentioned on the list of the companies attached at Annex B of this employment contract. It is understood that this list may change and be added to by addendum.

All activity concerning the provision of global management consulting, technology services and/or outsourcing services is considered competing activity for the application of the present non-competition clause.

12.4	Pierre Nanterme is also prohibited from:

12.4.1	taking an interest in or directly or indirectly canvassing any client or prospect with whom he has had relations in the 12 months preceding the notice of the termination of the employment contract,

12.4.2	hiring and/or poaching, by any means whatsoever or through any intermediary whatsoever, for his own account or on behalf of any third party, the employees of the Company or of the Group.

12.5	In particular, Pierre Nanterme agrees to not use the different professional and personal social networks for purposes which would contravene the obligations referred to above.

12.6
Such prohibitions in relation to non-competition, respect for clients and non-poaching are limited to a period of 12 months commencing on the date of actual termination of the employment contract, and shall cover the following territory: all countries listed at Annex C of the present contract, except the obligation mentioned at article 12.3.(a) which is applicable solely to France. It is agreed that this list may change and be added to by addendum.

12.7
In return for these obligations, Pierre Nanterme shall be allocated, over the same period, monthly financial consideration equal to 100% of the monthly average gross remuneration (consisting of base compensation and variable remuneration, with the exception of any equity grants) as appearing on Pierre Nanterme's payslips issued for the 12 months preceding termination of his employment contract. The parties agree that this financial consideration is fixed and shall include any allowance due under this sum, including a compensatory allowance for paid leave.

12.8
Every month, Pierre Nanterme shall certify his new employment status with the Company (certificate of employment of his new employer or, in the case of non-employment, a document certifying that he has signed on with the job centre, or failing that, a sworn declaration), to demonstrate that he is complying with the non-competition obligations imposed.

12.9	The financial compensation mentioned above shall cease to be payable if Pierre Nanterme fails to comply with the obligations imposed upon him under this Article.
CN
PN

12.10
However, the Company reserves the right to reduce the geographical scope or duration of application of the present clause or to waive the benefit of this clause provided that the Company informs Pierre Nanterme in writing within 15 days of the notice of termination of the employment contract (date of receipt of the resignation letter or the constructive dismissal letter, or the date of sending of the dismissal letter) or of the date of knowledge of the certification of the amicable termination by the DIRECCTE. In the event that the Company should waive the benefit of this non-competition clause in the form and within the period mentioned above, it shall consequently no longer be bound to pay the aforementioned financial consideration every month.

13.	PENALTY CLAUSE

Breach of the prohibitions stipulated in Articles 9 (professional secrecy - commercial confidentiality) and 12 (non-competition, respect for clients and non-poaching) above shall be sanctioned by the payment of compensation at least equal to the base remuneration received by Pierre Nanterme during the last six (6) months of this employment contract. The Company reserves the right to prove greater damage and to obtain an injunction to stop any disturbance and compensation by all legal ways and means.

14.	RETURN OF PROPERTY AND DOCUMENTS BELONGING TO THE COMPANY

The equipment that the Company shall entrust to Pierre Nanterme for the execution of his role, in particular, a laptop, files, plans, samples, documentation, correspondence, access passes, etc. shall remain the property of the Company, unless otherwise approved by the Board or any applicable committee thereof.
Pierre Nanterme shall use this equipment in a professional manner and shall not make copies, facsimiles or reproductions for his personal use or any other use, unless expressly authorised by the Company.
In addition, Pierre Nanterme expressly agrees to return the equipment entrusted to him including hardware, software, portable or non-portable transmission equipment, files, plans, samples, documentation, correspondence and any copies, facsimiles and reproductions, on the same date that his duties are effectively terminated, for any reason whatsoever, or on any other occasion when requested by the Company, without there being any need for a prior demand or formal notice by the Company. Upon the return of the equipment entrusted to him, Pierre Nanterme undertakes to remove any personal data or any private communications or information relating to him, unless otherwise approved by the Board or any applicable committee thereof.
Pierre Nanterme shall not keep any copies of said documents and shall preserve their confidentiality, even after his departure. In this respect, Pierre Nanterme agrees to not use the content for his own account or for the account of any third party and to not disclose or allow to be disclosed any of the information they contain to anyone. Breach of this obligation shall call into question his personal liability.
In addition, Pierre Nanterme agrees to return to the Company the payment card for business use which he may have been given. Pierre Nanterme shall ensure that no debit balance in relation to this business card shall be owed at the time of its return.

15.	PROCESSING OF PERSONAL INFORMATION

15.1
Pierre Nanterme is informed and accepts that the Company shall collect and process his personal information. Such information is needed by the Human Resources Department and the other departments concerned to manage the professional file of Pierre Nanterme including for the management of his professional career, appraisal, professional training, remuneration (salary, paid holiday, miscellaneous absence), mobility, integration or departure from the Company. Personal information may also be processed as part of the management of files in which Pierre Nanterme is involved during the execution of his employment contract, as well as to comply with legal obligations for the Company or the Group.

CN
PN

15.2
The information may be sent to international companies or third parties acting in name and/or on behalf of one of the companies belonging to the Group, established in countries which may or may not ensure a sufficient level of protection, which are affiliated with the Company and to third parties if such communication proves to be necessary for business purposes or by law. The information categories concerned by such transfer are related to Pierre Nanterme's identification, professional life, and the information related to Pierre Nanterme's economic and financial situation, and the transfer carried out shall be particularly concerned with the management of Pierre Nanterme's professional life within an international organisation.

15.3
The Binding Corporate Rules for the organisation of intra-group data trans-border flows and data transfer agreements have been implemented to manage these trans-border flows and guarantee a sufficient level of protection. Pierre Nanterme may request a list of the countries concerned and a copy of the by-laws from the “Data Privacy Officer”.

15.4
Pierre Nanterme has a right to query, access, correct and object, for legitimate reasons, to the personal information concerning him. In order to exercise this right, Pierre Nanterme shall contact the “Data Privacy Officer”, data.privacy@accenture.com, or the Human Resources department.

15.5
Pierre Nanterme also agrees to collect, process and store any personal information of third parties to which he has access during the term of his employment contract in accordance with the law in force and the procedures applicable within the Company. Pierre Nanterme also agrees to only use such personal information within the scope of his role and within the limits required for its execution.

15.6
In this regard, Pierre Nanterme shall take special care to ensure the confidentiality and the security of personal information which he may have access to during the execution of his employment contract.

16.	Intellectual Property

For the purposes of this article, “Intellectual Property Rights” refers to any intellectual or industrial property rights (registered or not) including any patent, author right, copyright, industrial design, sui generis right, on any database, software, topography right, trademark, Internet right and/or domain name, know-how, confidential information, or trade secret, as well as any claim or any cause of action related to any of the above-mentioned rights.
“Works” means all databases, software, source codes, algorithms, specifications, software design material, technical interfaces, documents, articles, models, studies, bill of specifications, documentation, charts (including graphic charts), methods, trademarks, logos, photographies/videos, slogans, Internet programs/applications and/or names, know-how, confidential information, reports and/or other tasks related to the Company's or to the Group's activity or which would be likely to be conceived or, created, or reduced to practice during the performance of his employment contract.
More specifically, Works include all the Works, Pierre Nanterme is likely, alone or in collaboration with others, on the basis of works, creations or any other existing element or as part of new works or creation, to conceive or create, or take part in conceiving or creating, or to reduce to practice or take part in reducing to practice, during the performance of his employment contract.
CN
PN

The creation of the Works and the associated Intellectual Property Rights are part of the duties of Pierre Nanterme under the present employment contract. Thus, the Company is the sole owner of the Intellectual Property Rights over the Works executed by Pierre Nanterme in any form whatsoever on the occasion of the performance of this employment contract.
These rights are automatically vested in the Company over the course of progress of the works or as soon as any Intellectual Property Right arises. The works will be broadcast on behalf of the Company.
If needed, Pierre Nanterme undertakes to immediately assign without any reservation all his Intellectual Property Rights on the Works.
16.1    Copyright

Pierre Nanterme agrees that the Works he may solely or jointly create or have created in the performance of this employment contract are collective works (oeuvre collective), initiated by the Company and exploited under the Company's name, and belong to the Company according to article L. 113-5 of the Intellectual Property Code.
However, in the event that such assignment would be necessary to enable the Company to use and exploit all or part of the Works, Pierre Nanterme hereby assigns without any reservation any and all author rights he would own in the Works.
Consequently, Pierre Nanterme hereby assigns exclusively to the Company his author rights, as defined below for any exploitation, either public or not, commercial or not, free or not:

16.1.1
the exclusive right to reproduce, in particular in numerous copies, duplicate, print, record all or part of the Works by any means on any media, in particular but without limitation on paper supports, films, electronic support, as well as on any media whether analogical, digital or differently electronically exploitable (including CD-Rom, CDI, CDV, DVD, DVD Rom, DVD-R et DVD-Ram, DivX, memory card, minidisc, DAT, hardware, web site server, smart phone, electronic pad, digital tablets, Intranet, diskette, book, magazine, phonogram and videogram), or optical, and any other media and in any forms and formats whether known at the execution date of this employment contract or to be discovered in the future;

16.1.2
the exclusive right to establish any version, whether in French or in a foreign language, including in any computer language, of all or part of the Works and more generally the rights of translation, arrangement, modification and the right of adaptation, transformation of all or part of the Works in view of any kinds of exploitation, including but without limitation the right to add, remove, combine or modify the Works by any means or process known or unknown to date;

16.1.3
the exclusive right to publish, broadcast, edit, or re-edit, market, license or assign the right to use, rent, or lend reproductions of all or part of the Works, whether for free or for valuable consideration;

16.1.4
the exclusive right of representation and broadcasting of all or part of the Works, in public or in private, by any means using all processes whether known at the execution date of this employment contract or to be discovered in the future, in all format and all support including, but not limited to, terrestrial, TNT, IPTV, TMP, satellite, cable, cinema, video, and television broadcasting or any other telecommunication or audio-visual communication network, wireless technology or mobile phone and, more broadly, by any other communication means (Internet, Intranet, Extranet, email…);

16.1.5	the exclusive right to register the Works as trade mark and/or industrial design, in France and abroad.
CN
PN

This assignment occurs as soon as the Works are created and is valid for the entire world and for the legal duration of the copyright protections set out by French or foreign law as well as international conventions, including any legal prorogation for whatever reason.
Pierre Nanterme acknowledges that the salary he receives includes all remuneration owed in consideration of the assignment of copyright and undertakes irrevocably not to claim any other complementary compensation in this regard.
The Company will broadcast the Works under its own name, excluding Pierre Nanterme's name.
Within the limits authorized by law, Pierre Nanterme renounces and agrees to never claim any of the moral rights (such as defined hereafter) on the Works that he would have on whole or part of the Works and agrees to sign all necessary documents in order to enable the Company to implement this Article.
16.2    Software

In the case where Pierre Nanterme 's Works are a software, designed during his work time according to the Company's instructions, pecuniary rights over the software and the related documentation belong to the Company, which is the only party entitled to exercise these rights in the entire world, according to article L. 113-9 of the Intellectual Property Code.
As a result, only the Company is entitled to exercise exclusively duplication, performance, adaptation or translation rights before-mentioned and generally speaking, all the rights mentioned in article L. 122-6 of the Intellectual Property Code, as well as integration rights (wholly or in part, with or without modifying the interface), developing, maintenance, marketing, editing or decompiling rights.
The Company will broadcast software programs under its own name, to the exclusion of Pierre Nanterme's name.
Within the limits authorized by law, Pierre Nanterme renounces and agrees never to claim authorship for the whole or part of software programs.
16.3    Inventions

In the performance of his contract, Pierre Nanterme could conceive, create, develop, constitute and produce inventions likely to be patented or not.
In accordance with the provisions of article L. 611-7 of the Intellectual Property Code, Pierre Nanterme acknowledges that the inventions made within the context of his employment contract which provides for an “inventive mission” which corresponds to Pierre Nanterme's actual duties, or, as part of studies or research which have been specifically entrusted to Pierre Nanterme, belong to the Company as of right (“Inventions of Mission”), and the Company will pay Pierre Nanterme an additional remuneration, which shall be determined according to the provisions of the Intellectual Property Code. This additional remuneration shall, in total, not be less than 0.5 (zero point five) and not more than five (5) times Pierre Nanterme's monthly salary. This additional remuneration shall be paid only insofar as Pierre Nanterme personally took part in the invention.
Pierre Nanterme further acknowledges that for all the other inventions created either (i) in the performance of his duties, (ii) in the field of activity of the Company, or (iii) by using knowledge or technologies or specific methods of the Company or information acquired by the Company, the Company is entitled, on its demand and according to legal and regulatory applicable provisions, to have assigned the ownership of the patent protecting the invention or can decide to obtain a license to all or parts of the rights in the patent protecting the invention in accordance with article L. 611-7 of the Intellectual Property Code.
Pierre Nanterme further acknowledges that for all the other inventions created by him either (i) in the performance of his duties, (ii) in the field of activity of the Company, or (iii) by using knowledge or technologies or specific methods of the Company or information acquired by the Company, the Company is entitled, on its demand and according to applicable legal and regulatory provisions, to have assigned the ownership of the patent protecting the invention (including all applications (or rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world) or can decide to obtain a license to all or parts of the rights in the patent protecting the invention in accordance with article L. 611-7 of the Intellectual Property Code.
CN
PN

In accordance with the provisions of articles R. 611-1 and seq. of the Intellectual Property Code, Pierre Nanterme must promptly inform the Company of any invention made during his employment contract.
16.4    Know-how

Pierre Nanterme undertakes to disclose to the Company promptly any know-how, including any technical innovation, idea, discovery, invention, model, formulas, tests, data, processes, production methods, commercial methods, developments, improvements, whether or not patentable, or able to being protected by copyright or industrial property rights (“the Know-how”).
Pierre Nanterme acknowledges that this Know-how will be the exclusive ownership of the Company, and represents confidential information covered by the duty of confidentiality to which he is bound by virtue of this employment contract.
16.5    Additional commitments

Pierre Nanterme will provide the Company with all the documents and Works. Pierre Nanterme agrees to establish and maintain appropriate written records and update of all Works, inventions or creations (done alone or with other creators or inventors) during the duration of his employment contract with the Company in a form indicated by the Company. The archives will take the form of notes, sketches, drawings, and any other presentation that the Company may give him. The archives will be made available to the Company and will be the exclusive property of the Company and will remain so.
Pierre Nanterme cannot, both during the term of his contract and after the termination, process on his behalf or on behalf of a third party unless he has the prior written agreement of the Company, any deposit and any formalities or filing registration, whether in France or abroad, including depositing envelopes Soleau, from any register and/or registers of copyrights, patents, trademarks, designs and other similar records or to an authority responsible for registering domain names in France or abroad, for all Work.
Pierre Nanterme hereby grants, as necessary, full authority to the Company for the formalities that the Company may deem fit to protect the rights of the Company in the Works, in France and abroad, and he is committed both during the term of this employment contract and after the termination, to furnish all documents and signatures that are necessary for this purpose. As necessary, Pierre Nanterme agrees to cooperate and provide assistance to the Company in connection with any claim or proceedings relating to these Works.
The Company will in no case be obliged to file, defend or maintain in force, in France or abroad, any Intellectual Property Rights in relation to work done in whole or in part by Pierre Nanterme. Consequently, any decision taken by the Company to waive filing, defending or maintaining Intellectual Property Rights of any kind or use shall not result in any claim or complaint from Pierre Nanterme.
During the term of this employment contract or on termination, Pierre Nanterme shall in no case on his behalf or on behalf of another person or entity, directly or indirectly (i) use any of the Works or Intellectual Property Rights in the Works, in whole or part, unless for the performance of his obligations and responsibilities reasonably required vis-à-vis the Company, or (ii) sell or market the work or human work on Intellectual Property or attempt to make a profit or benefit in any manner whatsoever.
CN
PN

Pierre Nanterme has attached to this employment contract a list describing the inventions, know-how, software, databases, original works, developments, improvements and trade secrets which were made by Pierre Nanterme before this employment contract (collectively, the “Past Inventions”), which it owns and that are related to activities and products of the Company or his research and development, and which are not transferred to the Company under this employment contract. If no list is attached, Pierre Nanterme agrees that there are no Past Inventions.
If under this employment contract, Pierre Nanterme fits into a product, service, process or equipment of the Company a Past Invention that the Company owns or in which the Company has a right, the Company hereby receives the benefit of a non-exclusive license or sub-license, free of charge, worldwide, for the legal protection of rights attached to the Past Invention, to perform, carry out, modify, use, market, sell and distribute the invention earlier in connection with or related to this product, service, process or equipment.
16.6     Personal Works

It might be the case that, independently from his activities for the Company or the performance of this employment contract, Pierre Nanterme creates or participates in the creation of works, such as books, novels, articles, films, interviews, etc. (“Personal Works”).
As long as Personal Works remain within the scope of Pierre Nanterme 's private life, have no link with the Company, its name, its image, its activities, its employees, etc. and do not impair Pierre Nanterme's activities for the Company,  the Company will not interfere with Personal Works.
On the contrary, if Personal Works, directly or indirectly, refer to the Company in any way whatsoever (for example, by mentioning the author's functions within the Company), such reference will have to be checked by the Company.
For the avoidance of doubt, Pierre Nanterme undertakes to disclose to the Company any and all Personal Works he would make before its publication.
For the avoidance of doubt, the Company is entitled to control the use of its name, trademarks, image, and to oppose any project that would be prejudicial in any way, or that would try to take advantage of its name or reputation.

17.	SOFTWARE

17.1
Pierre Nanterme agrees to comply with all the terms and conditions of the different agreements (exploitation, license, protection, etc.) which the Company has signed in respect of the use of software (programmes, products, operating systems, etc.) or to which the latter is bound within the context of projects.

17.2	Pierre Nanterme shall take the greatest care with regard to information risks such as fraud, viruses, piracy, etc. with regard to the Company's systems and networks and those of clients.
CN
PN

18.	IMAGE RIGHTS

In the performance of this employment contract, Pierre Nanterme is likely, alone or collectively, to be photographed, videoed, filmed, recorded, from time to time, in particular on the occasion of workshops, video conferences, audio conferences, demonstrations and displays for clients, creation of marketing documents, directories, promotional, social or internal events, receptions, website, intranet, web TV, relations with affiliates, etc. without this list being exhaustive.
Pierre Nanterme expressly agrees that such photographs, video casts, films, and records of his image and/or his voice be taken and used worldwide in the environment and for the purpose of the Company's regular activities, even after termination of this employment contract for any reason whatsoever.

19.	APPLICABLE LAW AND COURTS WITH JURISDICTION

This employment contract is subject to French law, with regard to its execution and its termination, and any dispute relating thereto shall fall within the exclusive jurisdiction of the French courts.

Paris, dated June 26, 2013
In duplicate

Read and Approved
/s/ Pierre Nanterme	/s/ Christian Nibourel

Pierre Nanterme [1]	ACCENTURE SAS [2]
Represented by Mr Christian Nibourel
President of Accenture SAS
1After initialing the previous pages of this employment contract, please write “lu et approuvé” (read and approved) before the signature.
2After initialing the previous pages of this employment contract, append the signature of Accenture's representative.

ANNEX A
MISSION ORDER in FRANCE and ABROAD

1.	PURPOSE

1.1	The duties of Pierre Nanterme, as defined in his employment contract, shall require him to travel on several occasions for ad hoc intervention.

1.2	This mission order is continuous. It shall apply to any travel by Pierre Nanterme within the scope of his duties, at the request of the Company.

2.	PERIOD OF INTERVENTION

2.1	Certain terms in this regulation are different according to whether the length of the mission is less than or more than three months.

2.2	The length of the mission may be shortened or extended by the Company, which Pierre Nanterme agrees to accept by signing this document.

3.	TERMS AND CONDITIONS OF ACCOMMODATION AND EXPENSES

The terms and conditions of accommodation and the terms of repayment of the applicable expenses are described in the by-laws in force within the Company called “Policies 710 and 740”, as may be modified from time to time.

4.	TERMS AND CONDITIONS OF TRAVEL

The terms and conditions of travel and the terms of repayment of the applicable expenses are described in the by-laws in force within the Company called “Policies 710 and 740”.
Drawn up in duplicate in Paris on June 26, 2013,

Read and Approved
/s/ Pierre Nanterme	/s/ Christian Nibourel

Pierre Nanterme [1]	ACCENTURE SAS [2]
Represented by Mr Christian Nibourel
President of Accenture SAS

1After initialing the previous pages of this employment contract, please write “lu et approuvé” (read and approved) before the signature.
2After initialing the previous pages of this employment contract, append the signature of Accenture's representative.

ANNEX B
[List of competitors]

ANNEX C - LIST OF COUNTRIES FOR TERRITORIAL SCOPE OF NON-COMPETE PROVISIONS

France
United States of America